EXHIBIT 99.1

Argos Therapeutics Reports Second Quarter 2016 Financial Results and Recent Operational Highlights

- Independent Data Monitoring Committee Recommended Continuation of Phase 3 ADAPT Trial of AGS-003 in Metastatic Renal Cell Carcinoma -

- Closed on $29.8 million Second Tranche of March 2016 Financing -

- Raised Gross Proceeds of $50.0 million in Follow-on Offering -

- Entered into Strategic Research Agreement with Adaptive Biotechnologies -

- Company Added to the Russell 2000® Index -

- Conference Call and Webcast Today, August 10th, at 4:30 p.m. ET -

DURHAM, N.C., Aug. 10, 2016 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS), an immuno-oncology company focused on the development and commercialization of individualized immunotherapies for the treatment of cancer based on the Arcelis® technology platform, today reported financial results for the second quarter ended June 30, 2016 and provided an update on the Company’s corporate and operational highlights.

“The second quarter saw us continue to build on the accomplishments and momentum from the first quarter,” said Jeff Abbey, president and chief executive officer. “In June, our Independent Data Monitoring Committee recommended the continuation of our ADAPT Phase 3 trial of our lead product candidate, AGS-003, in metastatic renal cell carcinoma.  As a result of this positive decision, we were able to close on the $29.8 million second tranche of the financing we announced in March of this year. In addition, we were pleased to successfully complete a $50.0 million follow-on offering in early August.  Together, these financings have provided the capital to advance key activities as we continue on the path toward our goal of becoming a fully-integrated commercial biotechnology company.”

Mr. Abbey continued, “Specifically, we are advancing our plans for the build-out and equipping of a commercial manufacturing facility and expect to finalize our arrangements for the facility during the third quarter of 2016. We will then promptly begin the build out and equipping of the facility so that we will be in a position to submit a biologic license application (BLA) as expeditiously as possible following the availability of overall survival data from the ADAPT trial, provided that the data are supportive.  We also intend to expand our clinical development activities in a measured manner as we explore additional oncology indications, including the ongoing trials of AGS-003 as neodjuvant therapy in renal cell carcinoma and in non-small cell lung cancer.”

“In addition to our clinical development efforts with respect to AGS-003, during July the first patient was dosed in stage 2 of our adult eradication trial of AGS-004 in the treatment of HIV, which is the first clinical trial evaluating the ‘kick and kill’ approach employing a validated HIV latency-reversing drug combined with an individualized immunotherapy.  We look forward to the results of this trial, as it represents another exciting opportunity for the application of our platform technology,” added Mr. Abbey. “During the quarter, we were also pleased to announce our new research agreement with Adaptive Biotechnologies, which we believe will help to more precisely analyze target-specific immune activation enabled by Arcelis administration.”

“Finally, we were pleased to announce the recent appointment of Dr. Richard D. Katz as chief financial officer,” continued Mr. Abbey.  “As a seasoned biotechnology finance executive, Rich brings a wealth of experience that will be extremely valuable as we continue to build the company and advance towards commercialization.”

Second Quarter 2016 and Recent Operational Highlights:

  In June 2016, the Independent Data Monitoring Committee (IDMC) recommended the continuation of the ADAPT Phase 3 study of AGS-003 in metastatic renal cell carcinoma
  In June 2016, the company closed on the $29.8 million second tranche of March 2016 Financing
  In June 2016, the company was added to the Russell 2000® Index
  In June 2016, the company entered into a strategic research agreement with Adaptive Biotechnologies
  In July 2016, announced the first patient had been dosed in the stage 2 of the adult eradication trial of AGS-004 in the treatment of HIV
  In August 2016, the company completed a $50.0 million equity financing

Selected Second Quarter 2016 Financial Results

Net loss for the three months ended June 30, 2016 was $12.6 million, or $0.48 per share, compared to a net loss of $19.6 million, or $0.95 per share, for the same period in 2015. Net loss for the six months ended June 30, 2016 was $25.4 million, or $1.04 per share, compared to a net loss of $37.2 million, or $1.84 per share, for the same period in 2015.

Revenue for the three months ended June 30, 2016 totaled $0.5 million compared to $0.1 million for the same period in 2015. Revenue for the six months ended June 30, 2016 totaled $0.6 million compared to $0.3 million for the same period in 2015.

Research and development expense for the three months ended June 30, 2016 totaled $9.2 million compared to $16.1 million for the same period in 2015. Research and development expense for the six months ended June 30, 2016 totaled $18.7 million compared to $30.9 million for the same period in 2015.

General and administrative expense for the three months ended June 30, 2016 totaled $3.4 million compared to $2.9 million for the same period in 2015. General and administrative expense for the six months ended June 30, 2016 totaled $6.4 million compared to $5.3 million for the same period in 2015.

As of June 30, 2016, Argos' cash, cash equivalents and short-term investments totaled $34.8 million compared to $7.2 million as of December 31, 2015.

Conference Call and Webcast Details

Argos executive management will host a conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.

To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 60556076. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.argostherapeutics.com. The archived webcast will remain available on the Company's website for twelve (12) months following the call.

About the Arcelis® Technology Platform
Arcelis® is a precision immunotherapy technology that captures both mutated and variant antigens that are specific to each patient’s individual disease. It is designed to overcome immunosuppression by producing a specifically targeted, durable memory T-cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to the treatment of a wide range of different cancers and infectious diseases, and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized immunotherapies. The Arcelis® process uses only a small disease sample or biopsy as the source of disease-specific antigens, and the patient’s own dendritic cells, which are optimized from cells collected by a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease-specific antigens. These activated, antigen-loaded dendritic cells are then formulated with the patient’s plasma, and administered via intradermal injection as an individualized immunotherapy.

About Argos Therapeutics
Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of individualized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT Phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC).  In addition, AGS-003 is being studied in Phase 2 investigator-initiated clinical trials as neoadjuvant therapy for renal cell carcinoma (RCC) and for the treatment of non-small cell lung cancer (NSCLC). Argos is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of human immunodeficiency virus (HIV), which is currently being evaluated in an investigator-initiated Phase 2 clinical trial aimed at HIV eradication in adult patients.

Forward Looking Statements
Any statements in this press release about Argos’ future expectations, plans and prospects, including statements about the expected and potential future closings of the private placement, Argos’ financial prospects, anticipated use of proceeds, future operations and sufficiency of funds for future operations, clinical development of Argos’ product candidates, expectations regarding future clinical trials and future expectations and plans and prospects for Argos and other statements containing the words "believes," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," “may,” "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund its continuing operations for the periods anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Argos' product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; whether we be able to successfully establish commercial manufacturing capabilities on a timely basis; and other factors discussed in the "Risk Factors" section of Argos’ Form 10-Q for the quarter ended March 31, 2016, which is on file with the SEC,  and in other filings Argos makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Argos’ views as of the date hereof. Argos anticipates that subsequent events and developments will cause Argos’ views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos’ views as of any date subsequent to the date hereof.

ARGOS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenue	$488,643	$107,391	$635,072	$286,162

Operating expenses
Research and development	9,164,184	16,084,834	18,666,160	30,851,816
General and administrative	3,389,479	2,909,358	6,364,503	5,280,559

Total operating expenses	12,553,663	18,994,192	25,030,663	36,132,375

Operating loss	(12,065,020)	(18,886,801)	(24,395,591)	(35,846,213)

Interest expense	(543,462)	(725,522)	(1,034,655)	(1,320,437)

Other income (expense), net	2,237	7,505	3,813	15,617

Net loss	(12,606,245)	(19,604,818)	(25,426,433)	(37,151,033)

Net loss per share, basic and diluted	$(0.48)	$(0.95)	$(1.04)	$(1.84)

Weighted average shares outstanding, basic and diluted	26,066,160	20,622,326	24,336,393	20,145,747

ARGOS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$34,830,164	$6,163,144
Short-term investments	—	1,003,160
Restricted cash and other current assets	2,448,839	1,553,991

Total current assets	37,279,003	8,720,295
Property and equipment, net	29,145,088	22,306,384
Other assets	11,020	11,020

Total assets	$66,435,111	$31,037,699

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$5,135,238	$2,907,683
Accrued expenses	3,831,736	3,676,846
Current portion of notes payable	6,787,283	1,578,284
Current portion of manufacturing research and development obligation	2,122,661	—

Total current liabilities	17,876,918	8,162,813
Long-term portion of notes payable	24,503,569	30,728,258
Long-term portion of manufacturing research and development obligation	5,854,880	7,777,436
Long-term portion of facility lease obligation	7,159,627	7,249,627
Deferred liabilities	6,778,500	5,321,000
Total stockholders’ equity (deficit)	4,261,617	(28,201,435)

Total liabilities and stockholders’ equity (deficit)	$66,435,111	$31,037,699

Media contacts:

Adam Daley
Berry & Company Public Relations
212-253-8881
adaley@berrypr.com

Investor contact:

John Menditto
Argos Therapeutics, Inc.
919-908-0687
jmenditto@argostherapeutics.com